Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

November 13, 2012

Contact: Vikram U. Kini VP, Investor Relations (610) 249-2009

GARDNER DENVER DECLARES QUARTERLY CASH DIVIDEND

WAYNE, Pa. (November 13, 2012) – On November 12, 2012, the Board of Directors of Gardner Denver, Inc. (NYSE: GDI) declared a regular quarterly dividend of five cents per share for the third quarter of 2012. The third quarter dividend is payable December 14, 2012, to shareholders of record as of November 29, 2012.

Corporate Profile

Gardner Denver, Inc., with 2011 revenues of approximately $2.4 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

Forward-Looking Information

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made concerning the Company’s intent to pay an annual cash dividend and the Company’s financial ability and sources to fund the dividend program. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. The Board’s expectation that dividends will continue to be paid on a quarterly basis assumes that the Company’s financial condition will permit the payment under Delaware law; that its operations will continue to generate sufficient cash flow to warrant the payment of a dividend and that market conditions and applicable laws and regulations make payment of a dividend appropriate. Any future dividend payments will depend upon the judgment of the Board, based upon the best interests of the Company, its stockholders and other constituents, and will be made only at the Board’s discretion. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2011, and its subsequent quarterly reports on Form 10-Q. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.